EXHIBIT 99.1

FROM:	Franklin Resources, Inc.
Corporate Communications: Matt Walsh (650) 312-2245
Investor Relations: Greta Gahl (650) 312-4091
franklintempleton.com

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FOR IMMEDIATE RELEASE

Franklin Resources, Inc. Announces Commencement of Conversion Period for

Liquid Yield Option™ Notes Due 2031 (Zero Coupon-Senior)

San Mateo, CA, December 15, 2005 – Franklin Resources, Inc. [NYSE:BEN] (the “Company”) announced today that commencing January 1, 2006, the Company’s Liquid Yield Option™ Notes due 2031 (Zero Coupon-Senior) (“LYONs”) will become eligible for conversion into shares of the Company’s common stock, because the closing price of the Company’s common stock exceeded the conversion trigger price of $78.65 for at least 20 of the last 30 consecutive trading days in the quarter ending December 31, 2005. Holders may convert their LYONs into shares of the Company's common stock at any time prior to 5:00 p.m. Eastern Time on March 31, 2006. Subject to the indenture, the LYONS may be eligible for conversion in subsequent fiscal quarters if, among other things, certain market price conditions are satisfied.

Pursuant to the terms of the indenture under which the LYONs were issued, the LYONs will be convertible at a rate of 9.3604 shares of common stock per $1,000 principal amount of LYONs surrendered for conversion, subject to adjustment as provided in the indenture under which the LYONs were issued in May 2001. Cash will be paid in lieu of fractional shares. Upon conversion, a holder will not receive any cash payment representing accrued original issue discount.

If all outstanding LYONs were surrendered for conversion, the aggregate number of shares of common stock issued would be approximately 8,135,000. In accordance with the Financial Accounting Standards Board’s Emerging Issues Task Force (EITF) Issue No. 04-8, the dilutive effect of this potential issuance has already been reflected in the Company’s diluted earnings per share reported in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005.

Franklin Resources, Inc. [NYSE:BEN] is a global investment management organization operating as Franklin Templeton Investments. Franklin Templeton Investments provides global and domestic investment management solutions managed by its Franklin, Templeton, Mutual Series and Fiduciary Trust investment teams. The San Mateo, CA-based company has more than 50 years of investment experience and over $453 billion in assets under management as of November 30, 2005. For more information, please call 1-800/DIAL BEN® or visit franklintempleton.com.

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